Exhibit 99.1

For Immediate News Release
January 28, 2015

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2014 OPERATING RESULTS, 7.8% DIVIDEND INCREASE
AND INITIAL 2015 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended December 31, 2014 of $142,642,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.08 for the three months ended December 31, 2014, compared to $1.95 per share for the comparable period of 2013. For the year ended December 31, 2014, EPS was $5.21 compared to EPS of $2.78 for the year ended December 31, 2013, an increase of 87.4%.

The decrease in EPS for the three months ended December 31, 2014 from the prior year period is due primarily to a decrease in real estate sales and related gains, partially offset by increases in Net Operating Income (“NOI”) from newly developed and operating communities.

The increase in EPS for the year ended December 31, 2014 over the prior year is due primarily to (i) an increase in joint venture income resulting from the gains on sales of communities in various ventures, including the Company’s promoted interests; (ii) increases in NOI from newly developed and acquired communities; (iii) a decrease in depreciation expense related to in-place leases acquired as part of the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013; (iv) a decrease in expensed acquisition costs related to the Archstone acquisition; and (v) a loss on a forward interest rate contract in 2013 not present in 2014. These increases are partially offset by a decrease in real estate sales and related gains in 2014 as compared to the prior year.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2014 increased 16.6% to $1.76 from $1.51 for the comparable period of 2013. FFO per share for the year ended December 31, 2014 increased 43.6% to $7.25 from $5.05 for the comparable period of 2013. FFO per share adjusted for non-routine items as detailed in the Definitions and Reconciliations of this release ("Core FFO" per share) increased by 7.4% to $1.74 and 8.8% to $6.78 for the three months and year ended December 31, 2014, respectively, over the prior year periods.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the three months ended December 31, 2014 to its October 2014 outlook:

Fourth Quarter 2014 Results
Comparison to October 2014 Outlook

	Per Share
	FFO	Core FFO

Projected per share - October 2014 outlook (1)	$1.77	$1.76
Community revenue	0.02	0.01
Community operating expenses	(0.02)	(0.02)
Joint venture income	0.02	—
Income taxes	(0.07)	—
Acquisition costs net of recoveries	0.06	—
Overhead and other	(0.02)	(0.01)
Q4 2014 per share reported results	$1.76	$1.74

(1) Represents the mid-point of the Company's October 2014 outlook.

The variance in the Company’s actual results for the year ended December 31, 2014 is largely consistent with the variance for the three months ended December 31, 2014.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "2014 was another outstanding year for AvalonBay. We delivered Core FFO per share growth of nearly 9% and completed a record $1.1 billion of new development activity. Together, healthy apartment demand and continuing development activity supports our 2015 outlook for Core FFO per share growth of over 8% and our dividend increase of 7.8%."

Operating Results for the Quarter Ended December 31, 2014 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $40,654,000, or 10.2%, to $440,656,000.  This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

 The Company updated its Established Communities portfolio, as of April 1, 2014, primarily to incorporate the stabilized assets acquired as part of the Archstone acquisition, which closed in February 2013. The Company's Established Communities' operating results for the three months ended December 31, 2014 include most of the stabilized operating communities acquired as part of the Archstone acquisition.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities as of April 1, 2014, which includes 51,201 apartment homes, average rental rates increased 3.8%, and Economic Occupancy increased 0.3%, resulting in an increase in rental revenue of 4.1%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.2%. Total revenue for Established Communities increased $13,821,000 to $335,794,000. Operating expenses for Established Communities increased $893,000, or 0.9%, to $102,138,000. Accordingly, NOI for Established Communities increased $12,928,000, or 5.9%, to $233,656,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the fourth quarter of 2014 compared to the fourth quarter of 2013:

Q4 2014 Compared to Q4 2013
Established Communities as of April 1, 2014 - 51,201 apartment homes
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	2.5%	0.4%	7.3%	0.5%	14.6%
Metro NY/NJ	2.9%	0.2%	2.9%	4.4%	26.3%
Mid-Atlantic	(0.5)%	(0.3)%	1.0%	(1.6)%	16.0%
Pacific NW	6.3%	0.0%	(1.0)%	9.6%	5.0%
No. California	8.0%	0.1%	(2.6)%	12.3%	19.8%
So. California	5.2%	0.6%	(3.1)%	10.7%	18.3%
Total	3.8%	0.3%	0.9%	5.9%	100.0%
(1) Represents each region's % of total NOI from the Company, including discontinued operations.

Operating Results for the Year Ended December 31, 2014 Compared to the Prior Year

For the Company, including discontinued operations, total revenue increased by $179,845,000, or 11.9%, to $1,685,640,000.  This increase is primarily attributable to communities acquired as part of the Archstone acquisition, new developments and growth in Established Community revenue noted below.

The Company's Established Communities' operating results for the year ended December 31, 2014 do not include any impact from communities acquired as part of the Archstone acquisition.

For Established Communities, which includes 36,814 apartment homes as determined at January 1, 2014, average rental rates increased 4.0%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 3.9%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.1%. Total revenue for Established Communities increased $36,642,000 to $965,015,000. Operating expenses for Established Communities increased $13,681,000, or 4.9%, to $291,859,000. Accordingly, NOI for Established Communities increased $22,961,000, or 3.5%, to $673,156,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2014 compared to the year ended December 31, 2013:

Full Year 2014 Compared to Full Year 2013
Established Communities as of January 1, 2014 - 36,814 apartment homes
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	2.9%	(0.4)%	5.7%	0.8%	14.7%
Metro NY/NJ	3.4%	0.0%	4.9%	3.1%	26.1%
Mid-Atlantic	(0.2)%	(0.3)%	4.6%	(2.5)%	16.1%
Pacific NW	6.2%	(0.3)%	3.2%	7.0%	4.8%
No. California	7.6%	0.1%	6.2%	8.2%	19.8%
So. California	4.7%	(0.1)%	3.4%	5.2%	18.5%
Total	4.0%	(0.1)%	4.9%	3.5%	100.0%
(1) Represents each region's % of total NOI from the Company, including discontinued operations.

Development Activity

During the three months ended December 31, 2014, the Company engaged in the following development activity:

The Company completed the development of four communities:

•	Avalon Exeter, located in Boston, MA;

•	Avalon Mosaic, located in Fairfax, VA;

•	Avalon Huntington Station, located in Huntington Station, NY; and

•	Avalon San Dimas, located in San Dimas, CA.

These four communities contain an aggregate of 1,177 apartment homes and were constructed for an aggregate Total Capital Cost of $358,500,000.

The Company started the construction of three communities: Avalon Green III, located in Elmsford, NY; Avalon Union, located in Union, NJ; and Avalon Princeton, located in Princeton, NJ. These communities will contain a total of 550 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $168,300,000.

The Company acquired four land parcels for development, for an aggregate investment of $40,333,000. The Company has started, or anticipates starting, construction of apartment communities on these land parcels during the next 12 months.

The Company added two development rights. If developed as expected, these development rights will contain a total of 462 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $418,000,000.

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The projected Total Capital Cost of overall development rights increased to $3.2 billion at December 31, 2014 from $2.9 billion at September 30, 2014 due to the addition of new development rights, a reduction for construction starts and adjustments to existing development rights.

In January 2015 the Company acquired land for $25,000,000 related to two development rights. If developed as expected, the development rights related to this land will contain 648 apartment homes for a projected Total Capital Cost of $174,343,000.

During 2014 the Company:

•	completed the development of 17 communities containing an aggregate of 4,121 apartment homes, for a Total Capital Cost of $1,134,300,000; and

•	commenced the development of 14 communities which are expected to contain an aggregate of 3,914 apartment homes and be completed for a Total Capital Cost of $1,342,800,000.

Redevelopment Activity

During the three months ended December 31, 2014, the Company completed the redevelopment of one Avalon and two Eaves communities, which contain an aggregate of 1,055 apartment homes and were redeveloped for an aggregate Total Capital Cost of $27,600,000, excluding costs incurred prior to the redevelopment.

During 2014 the Company:

•	completed the redevelopment of five communities containing an aggregate of 1,887 apartment homes, for a Total Capital Cost of $53,000,000, excluding costs incurred prior to redevelopment; and

•	commenced the redevelopment of nine communities containing an aggregate of 3,428 apartment homes, for a projected Total Capital Cost of $127,000,000, excluding costs incurred prior to redevelopment.

Acquisition Activity

During the three months ended December 31, 2014, the Company acquired Avalon Mission Oaks, located in Camarillo, CA. Avalon Mission Oaks contains 160 apartment homes and was acquired for a purchase price of $47,000,000.

Disposition Activity

Consolidated Dispositions

During the three months ended December 31, 2014, the Company sold one wholly-owned community, Archstone Memorial Heights, located in Houston, TX, which was acquired as part of the Archstone acquisition in 2013, and was owned through a taxable REIT subsidiary. Archstone Memorial Heights contains 556 apartment homes, was sold for $105,500,000, and resulted in a pre-tax gain in accordance with GAAP of $23,980,000 and an Economic Gain of $17,212,000.

During 2014 the Company sold four wholly-owned communities, including two communities acquired as part of the Archstone acquisition. The four communities, containing 1,337 apartment homes, were sold for an aggregate sales price of $296,200,000, and a weighted average Initial Year Market Cap Rate of 5.0%, resulting in a pre-tax gain in accordance with GAAP of $106,138,000. The two legacy AvalonBay communities generated an unleveraged IRR of 12.6% over a 10.9 year weighted average holding period.

In January 2015, the Company sold Avalon on Stamford Harbor, a wholly-owned community located in Stamford, CT containing 323 apartment homes and a working marina containing 74 boat slips, for $115,500,000.

Joint Venture Dispositions

During 2014, real estate ventures in which the Company had a direct investment, or in which the Company held a residual profits interest sold 10 communities containing 2,389 apartment homes, resulting in gains from dispositions of $136,732,000, of which $60,534,000 represents income from the Company’s promoted interest in two of the ventures.

Liquidity and Capital Markets

During September 2014 the Company entered into a forward contract to sell 4,500,000 shares of common stock for an initial forward price of $151.74 per share, net of offering fees and discounts (the "Forward"). The sales price and proceeds achieved by the Company will be determined on the date or dates of settlement, with adjustments during the term of the contract for the Company’s dividends as well as for a daily interest factor that varies with changes in the Fed Funds rate. The Company has not sold any shares of common stock under the Forward. Settlement of the Forward will occur on one or more dates not later than September 8, 2015.

At December 31, 2014, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $605,085,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Adjusted EBITDA for the fourth quarter of 2014 was 5.2 times.

New Financing Activity

In November 2014, the Company issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of approximately $295,803,000. The notes mature in November 2024 and were issued at a 3.50% interest rate.

First Quarter 2015 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2015 of $1.25 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 7.8% increase over the Company’s prior

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

quarterly dividend of $1.16 per share. The dividend is payable on April 15, 2015 to common stockholders of record as of March 31, 2015.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

Edgewater Casualty Loss
A fire occurred on January 21, 2015 at the Company's Avalon at Edgewater apartment community located in Edgewater, New Jersey ("Edgewater"). Edgewater consists of two residential buildings. One building, which contained 240 apartment homes, is uninhabitable and the Company currently believes it suffered a total or near total loss. The second building, which contains 168 apartment homes, has been reoccupied and the Company currently believes it only suffered minimal damage. The Company is currently assessing the loss resulting from the fire, which could vary based on costs and time to rebuild and eventual settlement of third party claims. The Company believes this incident is substantially covered by its insurance policies, including coverage for the replacement cost of the building, third party claims, and business interruption loss, subject to deductibles as well as a self-insured portion of the property insurance for which the Company is obligated for 12% of the first $50,000,000 in losses.
2015 Financial Outlook

The following presents the Company’s financial outlook for 2015, the details of which are summarized in the full earnings release.

In setting operating expectations for 2015, the Company has considered third party macroeconomic forecasts that project continued economic growth. The Company has also adjusted its 2015 financial outlook as presented in this release to reflect its current estimates of the impact of the Edgewater fire. The expected impact to the Company's Projected FFO per share is approximately $0.10 and is composed of casualty and operating losses in equal amounts.

The Company expects Projected EPS to be within a range of $4.65 to $4.95 for the full year 2015. The Company expects 2015 Projected FFO per share to be in the range of $7.25 to $7.55. Adjusting for non-routine items as detailed in the Definitions and Reconciliations of this release, the Company expects 2015 Projected Core FFO per share to be in the range of $7.20 to $7.50.

The following table compares the 2015 full year outlook for FFO per share and Core FFO per share to the Company’s actual results for the full year 2014:

Full Year 2015 Outlook
Comparison to Full Year 2014 Results

	Per Share
	FFO	Core FFO

2014 per share reported results	$7.25	$6.78
Established Community NOI	0.30	0.32
Other community NOI	0.69	0.69
Capital markets and transaction activity	(0.29)	(0.35)
Joint venture income and management fees	(0.31)	(0.07)
Edgewater operating and casualty losses	(0.10)	—
Overhead and other	(0.14)	(0.02)
2015 per share outlook (1)	$7.40	$7.35

(1) Represents the mid-point of the Company's January 2015 outlook.

For the first quarter of 2015, the Company expects projected EPS within a range of $1.57 to $1.61. The Company expects Projected FFO per share in the first quarter of 2015 within a range of $1.86 to $1.90. Adjusting for non-routine items as detailed in the Definitions and Reconciliations of this release, the Company expects Projected Core FFO per share in the first quarter of 2015 to be in the range of $1.71 to $1.75.

The Company’s 2015 financial outlook is based on a number of assumptions and estimates, some of which are provided in the full earnings release. The primary macroeconomic assumptions considered by the Company include the job growth and personal income growth that the Company expects for 2015, both for the U.S. as a whole and for the Company’s markets. In the Company’s markets for 2015, the Company expects job growth and total personal income growth of 2.5% and 6.7%, respectively.

The following provides additional information on the Company’s primary estimates and assumptions for 2015:

Property Operations

The following are the Company’s expectations for full year 2015 growth in its Established Community portfolio:

•	The Company expects an increase in Established Communities’ rental revenue of 3.5% to 4.5%.

•	The Company expects an increase in Established Communities’ operating expenses of 3.0% to 4.0%.

•	The Company expects an increase in Established Communities’ NOI of 3.5% to 5.0%.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Development and Redevelopment

•
The Company anticipates starting new developments in 2015 with an estimated Total Capital Cost of $1,500,000,000, including communities to be constructed in joint ventures. The Company’s share of the estimated Total Capital Cost is $1,250,000,000.

•	The Company expects to complete the development of 11 communities with a Total Capital Cost of approximately $1,200,000,000 in 2015.

•
The Company expects an aggregate investment of $1,550,000,000 in 2015 related to its planned development activity, including the cost of acquiring land for future development and amounts associated with communities developed in joint ventures. Of this amount the Company’s share is expected to be $1,500,000,000.

•	The Company expects to complete and deliver approximately 3,700 apartment homes in 2015, and expects to occupy 3,500 new apartment homes during the year.

•	The Company expects to invest approximately $200,000,000 in its redevelopment communities in 2015. Amounts exclude costs incurred prior to redevelopment.

Capital Markets & Transaction Activity

In 2015, the Company anticipates sourcing approximately $1,750,000,000 in external funding to support its investment activity. The Company expects to source $660,000,000 of capital through settlement of the Forward in the second and third quarters of 2015, with the remaining funding needs expected to be sourced through a combination of one or more of the following sources: asset sales, new unsecured debt, and common stock issuances. The Company’s funding plan is not dependent on any single source of capital and the ultimate funding sources used will depend on real estate, interest rate and capital market conditions at the time that capital is sourced.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 1 - 4, 2015. Management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on January 29, 2015 at 1:00 PM ET to review and answer questions about this release, its fourth quarter and full year 2014 results, its projections for 2015, the Attachments (described below) and related matters. To participate on the call, dial 800-753-0487 domestically and 913-312-0411 internationally and use conference id: 1861833.

To hear a replay of the call, which will be available from January 29, 2015 at 6:00 PM ET to February 3, 2015 at 6:00 PM ET, dial 800-753-0487 domestically and 913-312-0411 internationally, and use conference id: 1861833. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company provides a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings before the market opens on January 29, 2015. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of December 31, 2014, the Company owned or held a direct or indirect ownership interest in 277 apartment communities containing 82,487 apartment homes in eleven states and the District of Columbia, of which 26 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in the leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These

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could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's preliminary expectations and assumptions as of the date of this release regarding insurance coverage, lender payoff and refinancing requirements and potential uninsured loss amounts resulting from the Avalon at Edgewater fire, as well as the ultimate cost and timing of replacing the Edgewater building and achieving stabilized occupancy, are subject to change and could materially affect the Company's current expectations regarding the impact of the fire and related loss on the Company's financial condition and results of operations; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; the expected proceeds from settlement of the Forward are subject to adjustment for changes in the Fed Funds rate and the amount of dividends we pay on our common stock, and our receipt of settlement proceeds assumes that we will settle the Forward by physical delivery. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2015 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 20, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 20 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Core FFO is the Company's FFO as adjusted for the non-routine items outlined in the following table (dollars in thousands, except per share data):

	Q4	Q4	Full Year	Full Year
	2014	2013	2014	2013 (1)
FFO, actual	$233,484	$195,344	$951,035	$642,814

Non-Routine Items
Archstone and other acquisition costs	(7,715)	(1,198)	(7,682)	44,052
Joint venture (gains) losses and costs (2)	(2,497)	475	(63,322)	35,554
Loss on interest rate protection agreement	—	—	—	51,000
Write-off of development rights and retail assets (3)	—	1,314	2,564	1,506
Compensation plan redesign and severance related costs	155	(1,145)	815	3,580
Business interruption insurance proceeds	(1,907)	(299)	(2,494)	(299)
Early extinguishment of consolidated debt	—	14,921	412	14,921
Gain on sale of land	(490)	—	(490)	(240)
Income taxes	9,243	—	9,243	—

Core FFO	$230,273	$209,412	$890,081	$792,888

Core FFO per share	$1.74	$1.62	$6.78	$6.23

Average shares outstanding - diluted	132,677,639	129,611,467	131,237,502	127,265,903

(1) The Company issued unsecured notes and common stock for purposes of funding the Archstone acquisition in advance of closing the purchase.  This capital markets activity resulted in interest expense of $834 associated with the unsecured notes, and incremental weighted average shares of the Company’s common stock outstanding of 2,741,096 during the year ended December 31, 2013. The Company has not included the impact of this capital markets activity as a non-routine adjustment for Core FFO.

(2) Amounts include the Company’s proportionate share of gains and losses from joint ventures formed with Equity Residential as part of the Archstone acquisition, joint venture dispositions including the Company’s promoted interests, costs associated with the extinguishment of debt, and acquisition costs including certain costs incurred related to the Archstone acquisition.

(3) Represents write-offs expensed by the Company during the year to date period for development rights and retail tenants individually in excess of $1,000.

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the year ended December 31, 2014 as well as prior years’ activities is presented in the full earnings release.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for full year 2014 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2013 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities as of January 1, 2014 do not include communities acquired as part of the Archstone acquisition.

Established Communities Effective April 1, 2014 includes communities that were owned and had Stabilized Operations as of April 1, 2013, and therefore includes communities acquired as part of the Archstone acquisition that had Stabilized Operations as of April 1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had Stabilized Operations as of April 1, 2013.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2014	2013	2014	2013

Net income attributable to common stockholders	$142,642	$252,212	$683,567	$353,141
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	115,592	106,123	449,769	582,325
Distributions to noncontrolling interests, including
discontinued operations	9	8	35	32
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(779)	(2,941)	(73,674)	(14,453)
Gain on sale of previously depreciated real estate assets (1)	(23,980)	(160,058)	(108,662)	(278,231)

FFO attributable to common stockholders	$233,484	$195,344	$951,035	$642,814

Average shares outstanding - diluted	132,677,639	129,611,467	131,237,502	127,265,903

Earnings per share - diluted	$1.08	$1.95	$5.21	$2.78

FFO per common share - diluted	$1.76	$1.51	$7.25	$5.05

(1) Full year 2014 includes the impact of the non-controlling interest portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as EBITDA, as adjusted, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA, as adjusted, and a calculation of Interest Coverage for the fourth quarter of 2014 are as follows (dollars in thousands):

Net income attributable to common stockholders	$142,642
Interest expense, net	47,987
Income tax expense	9,332
Depreciation expense	114,084
EBITDA	$314,045

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	2,257
Gain on sale of communities	23,980
EBITDA after disposition activity	$287,808

Joint venture income	(5,241)
EBITDA, as adjusted	$282,567

Interest expense, net	$47,987

Interest Coverage	5.9 times

Net Debt-to-Adjusted EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2014 EBITDA, as adjusted.

Total debt principal (1)	$6,448,138
Cash and cash in escrow	(605,085)
Net debt	$5,843,053

Net income attributable to common stockholders	$142,642
Interest expense, net	47,987
Income tax expense	9,332
Depreciation expense	114,084
EBITDA	$314,045

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	2,257
Gain on sale of communities	23,980
EBITDA after disposition activity	$287,808

Joint venture income	(5,241)
EBITDA, as adjusted	$282,567

EBITDA, as adjusted, annualized	$1,130,268

Net Debt-to-Adjusted EBITDA	5.2 times

(1) Balance at December 31, 2014 excludes $6,735 of debt discount as reflected in unsecured notes, net, and $84,449 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2014 (1)	2013 (1)	2014 (1)	2014 (1)	2014 (1)	2014 (2)	2013 (2)
Net income (loss)	$142,530	$252,090	$241,001	$172,197	$141,599	$697,327	$352,771
Indirect operating expenses, net of corporate income	12,721	10,881	13,173	12,343	10,818	49,055	41,554
Investments and investment management expense	1,290	836	1,079	1,137	979	4,485	3,990
Expensed acquisition, development and other pursuit costs, net of recoveries	(6,855)	(991)	406	2,017	715	(3,717)	45,050
Interest expense, net	47,987	44,630	46,376	43,722	42,533	180,618	172,402
Loss on extinguishment of debt, net	—	14,921	—	412	—	412	14,921
Loss on interest rate contract	—	—	—	—	—	—	51,000
General and administrative expense	10,715	8,311	11,254	10,220	9,236	41,425	39,573
Joint venture (income) loss	(5,241)	(5,090)	(130,592)	(7,710)	(5,223)	(148,766)	11,154
Depreciation expense	114,084	104,806	111,836	110,395	106,367	442,682	560,215
Income tax expense	9,332	—	36	—	—	9,368	—
Gain on sale of real estate assets	(24,470)	—	—	(60,945)	—	(85,415)	(240)
Gain on sale of discontinued operations	—	(160,058)	—	—	(37,869)	(37,869)	(278,231)
Income from discontinued operations	—	(3,823)	—	—	(310)	(310)	(16,713)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(2,257)	(5,185)	(2,815)	(4,998)	(5,129)	(15,199)	(19,448)
NOI	$299,836	$261,328	$291,754	$278,790	$263,716	$1,134,096	$977,998

Established:
New England	$29,602	$29,453	$30,259	$29,178	$28,026	$113,905	$113,043
Metro NY/NJ	68,357	65,466	67,255	66,054	63,989	223,591	216,928
Mid-Atlantic	32,991	33,515	32,284	32,531	32,800	69,498	71,282
Pacific NW	11,698	10,671	11,668	11,554	11,200	37,637	35,164
No. California	47,888	42,654	48,805	47,498	45,000	132,899	122,872
So. California	43,120	38,969	41,655	41,607	39,659	95,626	90,906
Total Established	233,656	220,728	231,926	228,422	220,674	673,156	650,195
Other Stabilized - AvalonBay	32,487	27,632	31,838	31,202	28,980	101,539	76,551
Other Stabilized - Archstone	N/A	N/A	N/A	N/A	N/A	241,522	192,203
Development/Redevelopment	33,693	12,968	27,990	19,166	14,062	117,879	59,049
NOI	$299,836	$261,328	$291,754	$278,790	$263,716	$1,134,096	$977,998

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2013 through December 31, 2013 or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at December 31, 2014 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2014	2013	2014	2013

Income from discontinued operations	$—	$3,823	$310	$16,713
Depreciation expense	—	345	—	13,500

NOI from discontinued operations	$—	$4,168	$310	$30,213

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$3,421	$8,248	$24,389	$30,867
Operating expenses real estate assets sold or held for sale, not classified as discontinued operations	(1,164)	(3,063)	(9,190)	(11,419)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$2,257	$5,185	$15,199	$19,448

Other Stabilized Communities (includes Other Stabilized Communities - AvalonBay and Other Stabilized Communities - Archstone) as of January 1, 2014 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2013, but have stabilized occupancy as of January 1, 2014. Other Stabilized Communities as of January 1, 2014 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition. Beginning in the quarter ended June 30, 2014, most of the stabilized operating communities acquired as part of the Archstone acquisition were included in the Established Communities Effective April 1, 2014 portfolio.

Projected FFO, as provided within this earnings release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year of 2015 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

	Low Range	High Range

Projected EPS (diluted) - Q1 2015	$1.57	$1.61
Projected depreciation (real estate related)	0.88	0.92
Projected gain on sale of operating communities	(0.59)	(0.63)
Projected FFO per share (diluted) - Q1 2015	1.86	1.90

Non recurring joint venture income and management fees	(0.22)	(0.24)
Edgewater operating and casualty losses	0.05	0.07
Other non-routine items	0.02	0.02
Projected Core FFO per share (diluted) - Q1 2015	$1.71	$1.75

Projected EPS (diluted) - Full Year 2015	$4.65	$4.95
Projected depreciation (real estate related)	3.50	3.70
Projected gain on asset sales	(0.90)	(1.10)
Projected FFO per share (diluted) - Full Year 2015	7.25	7.55

Non recurring joint venture income and management fees	(0.23)	(0.25)
Edgewater operating and casualty losses	0.09	0.11
Income taxes	0.10	0.12
Write-off of unamortized MTM premium	(0.05)	(0.07)
Other non-routine items	0.04	0.04
Projected Core FFO per share (diluted) - Full Year 2015	$7.20	$7.50

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q4	Q4	Q2-Q4	Q2-Q4	Full Year	Full Year
	2014 (1)	2013 (1)	2014 (1)	2013 (1)	2014 (2)	2013 (2)

Rental revenue (GAAP basis)	$334,880	$321,687	$995,854	$961,004	$963,917	$927,821
Concessions amortized	464	1,144	2,343	3,584	1,388	1,406
Concessions granted	(200)	(1,422)	(1,375)	(3,870)	(1,027)	(979)

Rental Revenue with Concessions
on a Cash Basis	$335,144	$321,409	$996,822	$960,718	$964,278	$928,248

% change -- GAAP revenue		4.1%		3.6%		3.9%

% change -- cash revenue		4.3%		3.8%		3.9%

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2014 is as follows (dollars in thousands):

Year To Date
NOI (1)
NOI for Established Communities	$673,156
NOI for Other Stabilized Communities - AvalonBay	101,539
NOI for Other Stabilized Communities - Archstone	241,522
NOI for Development/Redevelopment Communities	117,879
NOI for discontinued operations	310
NOI from real estate assets sold or held for sale, not classified as discontinued operations	15,199
Total NOI generated by real estate assets	1,149,605
NOI on encumbered assets	352,021
NOI on unencumbered assets	$797,584

Unencumbered NOI	69%

(1) Results based upon reportable operating segments as determined as of January 1, 2014.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.